UNITED MEDICORP, INC. AND SUBSIDIARIES

EXHIBIT 99.1 TO FORM 8-K

United Medicorp, Announces Loss of Significant Customer

      Dallas, Texas -- United Medicorp, Inc. ("UMC") (OTC Bulletin Board ticker symbol UMCI.OB) announced today that it has received notice from one of its largest customers, Brownsville Surgical Hospital ("BSH") that the Company's ongoing accounts receivable management service contract with this customer will terminate on April 15, 2005. Under this contract, which was executed on October 31, 2000, UMC has provided day one claims billing and follow up, early stage and bad debt patient balance collection and offsite coding services to BSH. According to BSH management the contract with UMC is being terminated in order to bring these functions in house, which they believe will result in cost savings to the hospital. BSH management has expressed their appreciation to UMC for the quality of service provided to the hospital during its start up and the first four years of the hospital's operations and has also indicated that they would like UMC to continue to provide bad debt patient balance collection services. The cancelled portions of this contract provided revenue of $662,000, $629,000 and $430,000, which represented 16%, 16% and 13% of UMC's total revenue for the years 2004, 2003 and 2002 respectively.


Pete Seaman, CEO, stated, "We are disappointed that UMC will no longer be providing billing services to BSH. In light of the termination of the BSH contract, UMC management will reevaluate the Company's business plan for 2005 while continuing to aggressively pursue new business. UMC management expects to continue to receive placements of day one claims and accounts from BSH through April 15, 2005, after which we expect revenue from BSH to ramp down rapidly."

United Medicorp, Inc. provides extended business office services to healthcare providers nationwide.